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                                                                  Exhibit 10.29

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH
                                        *













                        CONTRACT MANUFACTURING AGREEMENT



                                 BY AND BETWEEN

                          HOECHST MARION ROUSSEL, INC.

                                       AND

                              THE RUGBY GROUP, INC.





                                FEBRUARY 27, 1998











                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH
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                        CONTRACT MANUFACTURING AGREEMENT

                  AGREEMENT (this "Agreement") dated as of February 27, 1998, by and between HOECHST MARION ROUSSEL, INC., a Delaware corporation ("HMRI"), and THE RUGBY GROUP, INC., a New York corporation ("Rugby").

                  WHEREAS, HMRI is engaged in the manufacture of certain pharmaceutical products at its manufacturing facilities; and

                  WHEREAS, Rugby owns certain abbreviated new drug applications for certain generic pharmaceutical products and desires to have HMRI manufacture such products in accordance with this Agreement; and

                  WHEREAS, HMRI desires to supply such products to Rugby, upon the terms and subject to the conditions provided herein.

                  NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  The following terms shall have the meanings set forth below. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.

                  I.1 "ANDA" means the abbreviated new drug applications related to the Products, submitted to the FDA pursuant to provisions of the Act and applicable regulations related thereto.

                  I.2 "ACT" means the Federal Food, Drug and Cosmetic Act, as amended.

                  I.3 "AFFILIATE" means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. For purposes of this Agreement, "control" with respect to an entity shall mean the legal power to direct or cause the direction of the general management and policies of such entity.

                  I.4 "AGREEMENT" means this Contract Manufacturing Agreement.

                  I.5 "COST OF SALES" shall be determined using the accrual basis of accounting in accordance with GAAP applied in a manner consistent with Rugby's customary practices and includes: (i) the Manufacturing Costs relating to ranitidine; plus (ii) all royalties paid to third parties with respect to ranitidine (other than to HMRI or its Affiliates pursuant to this Agreement).

                  I.6 "FDA" means the United States Food and Drug Administration or any successor entity thereto.

                  I.7 "FORCE MAJEURE" has the meaning set forth in Section 10.3 herein.

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                  I.8 "GMP" means Good Manufacturing Practices as promulgated under the Act at 21 CFR (chapters 210, 211, 600 and 610), as the same may be amended or re-enacted from time to time.

                  I.9 "HMRI KNOW-HOW" means Know-How relating to the Process or Product, known to HMRI.

                  I.10 "INITIAL TERM" means the period commencing on the date hereof and ending on December 31, 2001, unless terminated earlier in accordance with Section 3.2 herein.

                  I.11 "KNOW-HOW" means technical and other information including without limitation ideas, concepts, inventions, discoveries, data, formulae, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, media formulations, fermentation, recovery and purification techniques and assay protocols.

                  I.12 "MANUFACTURING COSTS" means with respect to ranitidine manufactured in finished dosage form (SKU) pursuant to this Agreement or manufactured in whole or part by a third party or third parties on behalf of Rugby or its Affiliates, all documented costs paid to HMRI or its Affiliates or to a third party or third parties in order to complete ranitidine in finished dosage form (SKU) for Rugby or its Affiliates, including, costs related to the purchase of labels. With respect to ranitidine manufactured in finished dosage form (SKU) by Rugby or its Affiliates, Manufacturing Costs shall include Rugby's or any of its Affiliates Direct Material Costs, Direct Labor Costs and Overhead attributable to ranitidine. "Direct Material Costs" shall mean reasonable costs incurred in purchasing raw materials (without deduction for waste), including sales and excise taxes imposed thereon, and all costs of packaging components. "Direct Labor Costs" shall mean the reasonable cost of temporary and full-time employees engaged in manufacturing activities who are directly involved in product manufacturing and packaging and in quality assurance/quality control. "Overhead" allocated to a Product means indirect costs associated with the production, testing, packaging, storage and handling of product, including a reasonable allocation of facilities' costs allocable to product manufacturing and packaging, including electricity, water, sewer, waste disposal, property taxes and depreciation of building and machinery. The allocation and calculation of Rugby's or its Affiliates' Manufacturing Costs shall be made in accordance with standard cost and reasonable cost accounting methods in accordance with GAAP, applied in a manner consistent with Rugby's customary practices. Notwithstanding the foregoing, Manufacturing Costs shall not include costs relating to distribution expenses.

                  I.13 "NDA PRODUCT" means the products supplied by HMRI to Rugby pursuant to the Supply and License Agreement.

                  I.14 "NET PROFIT" means with respect to ranitidine Net Sales less Cost of Sales, determined using the accrual basis of accounting in accordance with GAAP applied in a manner consistent with Rugby's customary practices, excluding the impact of unusual and nonrecurring items.

                  I.15 "NET SALES" shall be determined using the accrual basis of accounting in accordance with GAAP applied in a consistent manner with Rugby's customary practices and means the actual gross invoice price for sales of ranitidine by Rugby or its Affiliates, less: (i) any and all promotional allowances, rebates, quantity and cash discounts, and other usual and customary discounts to customers accrued in the ordinary course of business, in accordance with historical practice and GAAP and current industry trends; (ii) amounts repaid or credited by reason of rejections or returns of goods; (iii) retroactive price reductions;

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and (iv) *% of the reasonable allowance for doubtful accounts accrued in the ordinary course of business, in accordance with historical practice and GAAP.

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                  I.16 "PROCESS" means the process or processes for the
production of Product.

                  I.17 "PRODUCTS" means generic versions, in package size (SKU) and the finished dosage forms as set forth on Exhibit A attached hereto, and such other products as may be added pursuant to the terms of Section 2.4(a) herein; provided, however, that generic versions, in the finished dosage forms set forth on Exhibit B will be added as Products upon written notification by Rugby to HMRI that ANDA approval has been attained with respect to such Product; provided, further, that Rugby may remove a Product listed on Exhibit B upon written notification to HMRI prior to production of site qualification batches if pilot or active biostudies with respect to such Product have not been initiated prior to the date hereof or if an ANDA with respect to such Product has not been submitted to the FDA prior to January 1, *.

                  I.18 "RUGBY KNOW-HOW" means know-how relating to the Process or Product, known to Rugby and supplied to HMRI pursuant to the provisions of
Section 2.2 herein.

                  I.19 "SPECIFICATIONS" means the written specifications for Product contained in the ANDAs. Rugby may amend the Specifications only with the prior written consent of HMRI, which consent shall not be unreasonably withheld.

                  I.20 "SUPPLY AND LICENSE AGREEMENT" means that certain Supply and License Agreement between HMRI and Rugby of even date herewith.

                  I.21 "TAXES" has the meaning set forth in Section 2.16 herein.

                  I.22 "TERM" means the period including the Initial Term and ending on the date of the termination of this Agreement in accordance with
Article IV herein.

                  I.23 "TERRITORY" means the United States and its possessions and territories.

                                   ARTICLE II
                            MANUFACTURE, PURCHASE AND
                                 SALE OF PRODUCT

                  II.1 PURCHASE AND SALE. Pursuant to the terms and conditions of this Agreement, HMRI agrees to manufacture for Rugby, during the Term, the Products for sale by Rugby in the Territory. During the Term, Rugby agrees to purchase all of its requirements for the Products for sale in the Territory from HMRI. HMRI agrees to use commercially reasonable efforts to meet Rugby's demand for the Products and if there is a shortage in manufacturing capacity, production capacity will be allocated proportionately among all parties (including HMRI and its Affiliates) based upon each party's required production over the previous twelve months. HMRI may manufacture Products at approved locations pursuant to the ANDAs and may subcontract with third parties for the manufacture or packaging of Products to fulfill its obligations hereunder at such approved locations.

                  On or subsequent to the date of this Agreement, if Rugby can produce the required number of quotes, as specified below, to supply a generic equivalent of any Product at a price that is * or less than

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the price paid by Rugby for such Product pursuant to Section 2.12 (the "Reduced
Price"), Rugby will promptly notify HMRI in writing, which notification will contain such bona fide quote or quotes, as the case may be, and will specify the package sizes (SKU) and finished dosage forms of Product (the "Reduction Notice"); provided, however, if Rugby or any of its Affiliates provides a quote, to be a bona fide quote, such quote must set forth the Manufacturing Costs for the Product on a fully burdened basis and must be in accordance with GAAP applied in a manner consistent with Rugby's customary practices. Two Reduced Price quotes are required prior to January 1, *, with the average of such two quotes to be referred to herein as the "Reduced Price"; provided, however, if Rugby or any of its Affiliates has obtained its own ANDA for a Product, only Rugby's or its Affiliate's own Reduced Price quote for such Product, consistent with the proviso in the preceding sentence, is required. On or after January 1, *, only one Reduced Price quote, whether provided by Rugby or a third party, is required. Within ten (10) business days of HMRI's receipt of the Reduction Notice, HMRI shall notify Rugby in writing that either (i) the price charged by HMRI to Rugby shall be reduced to the Reduced Price, or (ii) HMRI is not willing to reduce the price of such Product. In the event HMRI notifies Rugby that HMRI will not reduce the price of such Product to the Reduction Price, then Rugby may, in its sole discretion, remove such Product from this Agreement by delivering a written notice to HMRI. In the event that a Product is removed from this Agreement pursuant to the provisions of this Section 2.1, then upon fulfillment of its binding obligation to purchase such Product in accordance with Section 2.6(b) herein, such Product shall be removed from this Agreement and shall no longer be considered a Product or be subject to this Agreement; provided, however, that any Product removed from this Agreement will remain on the List of Upside Products in Exhibit H to the Stock Purchase Agreement, dated as of August 25, 1997, as amended, by and among HMRI, Marisub, Inc. and Watson Pharmaceuticals, Inc. (the "Stock Purchase Agreement"), for purposes of Article VI of the Stock Purchase Agreement. Rugby acknowledges and agrees that in the event the annual aggregate volume of tablets and capsules (which volume shall be based upon finished package size (SKU)) of Product subject to this Agreement is reduced to a level which is equal to or less than *% of the annual aggregate volume of tablets and capsules of Product ordered by Rugby from HMRI during the twelve (12) month period prior to the date hereof, HMRI may in its sole discretion terminate this Agreement by providing written notification of such intent to Rugby.

                  II.2 RUGBY KNOW-HOW. Rugby hereby grants HMRI the non-exclusive right to use the Rugby Know-How for the purpose of this Agreement. HMRI agrees not to use or exploit the Rugby Know-How for any other purpose other than as set forth in this Agreement.

                  II.3 SHELF LIFE. HMRI will ship Product to Rugby with a shelf life at least equal to the requisite regulatory shelf life for such Product minus * months.

                  II.4 PRODUCT EXPANSION OR ABANDONMENT/ SITE QUALIFICATION.

                  (a) Product Expansion or Abandonment. Exhibit A attached hereto sets forth the initial list of Products subject to the terms of this Agreement, and may only be amended from time to time as provided in this Section
2.4. Except as provided herein, additional generic versions of Products in finished dosage forms and in package sizes (SKU) pursuant to Rugby ANDAs may be added to the terms of this Agreement only upon the written agreement of HMRI and Rugby; provided, however, that subject to the provisions of Section 1.17, (i) the generic versions of each Product in finished dosage forms listed on Exhibit B attached hereto will be added to the terms of this Agreement upon written notification by Rugby to HMRI

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that ANDA approval has been attained; and (ii) to the extent that HMRI does not currently have the FDA approvals necessary to manufacture, market, distribute and sell any of the Products in package sizes of 500s and 1,000s, upon the request of Rugby, HMRI agrees to promptly take all actions reasonably necessary (provided that all costs and expenses related thereto are divided * between HMRI and Rugby through December 31, *, and are at Rugby's sole cost and expense thereafter) to obtain all required consents and approvals from the FDA in order to manufacture, market and distribute each of the Products in such package sizes as requested by Rugby and, upon HMRI's receipt of the required FDA approvals necessary to manufacture, market, distribute and sell such Products in such requested package sizes, such Products in such package sizes shall be deemed to be a "Product" pursuant to the terms of this Agreement. Rugby may abandon Product at any time upon prior written notification to HMRI due to statutory, regulatory or similar legislative concerns. In the event the statutory, regulatory or similar legislative concerns are alleviated with respect to a Product and Rugby chooses to again sell such Product, Rugby will provide HMRI the opportunity to manufacture such Product and in the event HMRI consents in writing to manufacture such Product, such Product will be included again in this Agreement and again become subject to this Agreement. In addition, Product may be abandoned by Rugby upon two (2) years written notification by Rugby to HMRI (upon a determination of senior management of Rugby to discontinue sales of such Product), which written notification shall specify the package size (SKU) and finished dosage form to be abandoned; provided, however, unless otherwise agreed to by the parties, Product may not be abandoned until January 1, 2000; provided, further, that ranitidine, in finished dosage form may be abandoned only upon the written agreement of both parties. If a Product is subsequently abandoned pursuant to the terms of this Agreement, it will no longer be considered a Product or be subject to this Agreement; provided, however, in the event that Rugby determines to sell such Product again, Rugby will provide HMRI the opportunity to manufacture such Product and in the event HMRI consents in writing to manufacture such Product, such Product will again be included and become subject to the terms of this Agreement. Rugby shall be deemed to have abandoned a Product if its forecasted purchases of such Product is equal to zero for four (4) consecutive short-term forecasts (under Section 3.5(b) hereof) with respect to the first three (3) months of each such forecast.

                  Subject to the availability of active ingredients and manufacturing capacity, in the event Rugby terminates the Agreement pursuant to the provisions of Section 3.2(a)(i) and (ii) herein, then on or prior to the termination of this Agreement, Rugby may purchase up to one year's supply of such Products, which supply is based upon the amount of Product purchased by Rugby or its Subsidiaries over the previous twelve (12) months. Any such purchase shall not increase the obligations of HMRI pursuant to Sections 2.11(a) and (b) of this Agreement. The timing for delivery of such Product shall be determined by HMRI and shall be based upon the availability of active ingredient and available manufacturing capacity.

                  (b) Site Qualification. During the Term, HMRI agrees to provide technical consultation reasonably requested by Rugby that HMRI is reasonably able to provide for the qualification of a second manufacturing site for up to * ANDAs during the time that such qualification is pending. Rugby will provide HMRI reasonable notification of its intent to qualify a second manufacturing site for a Product for which technical consultation is requested pursuant to this Section 2.4(b). Rugby will be responsible for all of HMRI's reasonable out-of-pocket costs in connection with such technical consultation, which expenses will be reimbursed by Rugby within thirty (30) days after completion of such qualification.

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                  II.5 LABELING AND PACKAGING. Rugby shall be responsible for all costs of developing, packaging and labeling for the Product, and shall provide HMRI all art work and pharmacological information, usage instructions and warnings to be applied to each Product, which shall be consistent with the FDA approved labeling for the Products. Rugby shall provide such information pursuant to this Section 2.5 to HMRI a sufficient period of time in advance of delivery requirements for the Products set forth in this Agreement.

                  II.6 FORECASTS.

                  (a) Long-Range Forecasts. Upon execution of this Agreement and by October 1 of each year thereafter, Rugby shall provide HMRI with a forecast of the quantities of each Product, by package size (SKU) and finished dosage form, that Rugby intends to order during the three (3) year period commencing with the following calendar year. The parties acknowledge that such forecasts shall represent reasonable best faith estimates, not purchase commitments.

                  (b) Short-Term Forecasts. Upon execution of this Agreement, and thereafter at least thirty (30) days prior to the first (1st) day of each succeeding calendar quarter, Rugby will furnish HMRI with a rolling forecast of the quantities of each Product, by package size (SKU) and finished dosage form, that Rugby intends to order during the twelve (12) month period commencing with that calendar quarter, stipulating periodic delivery requirements. The first three months of such forecast shall constitute a binding commitment of Rugby to purchase such quantities evidenced by purchase orders to HMRI pursuant to
Section 2.6 herein. In the event it is reasonably necessary for HMRI to purchase active ingredient for Product beyond the binding commitment of Rugby, HMRI may request written authorization from Rugby regarding such purchase. In the event Rugby authorizes such purchase, or authorizes a portion of such purchase, Rugby will be responsible for the costs of the active ingredient authorized to be purchased which is not used by HMRI in the manufacture of Product or other products. In the event Rugby does not authorize such purchase, HMRI shall not be required (but shall use commercially reasonable efforts) to meet Rugby's forecasts or orders with respect to the Products manufactured with such active ingredient. Rugby will be required to purchase that percentage of the quantity of each Product specified in the short-term forecast for successive quarters as follows:

                                                                    Percentage of Product indicated
                     Three Month Period                               in the forecast that Rugby is
                       of the forecast                                    is required to purchase
                       ---------------                                    -----------------------
                           First                                                    100%
                           Second                                      50% over the next three quarters

                  II.7 ORDERS. Rugby acknowledges that each Product is produced in full lot quantities, as set forth on Exhibit A attached hereto. At least ninety (90) days prior to the delivery date specified in each respective order, Rugby shall place its purchase order with HMRI for each Product in full lot quantities, by package size (SKU) and finished dosage form. Unless otherwise specified in writing, all orders placed by Rugby with HMRI hereunder shall be addressed as follows:

                           Hoechst Marion Roussel, Inc.

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                           2110 East Galbraith Road
                           P.O. Box 156300
                           Cincinnati, OH 45215-6800
                           Attn:  Mr. Ron Schallick

                  Such orders shall specify in each three month period an aggregate quantity of each Product, by package size (SKU) and finished dosage form, which is at least as great as the amount of such Product required to be purchased by Rugby pursuant to Section 2.5. HMRI may reject any portion of an order which exceeds *% of the most current forecast underlying such order, or may reject any order which (i) except as otherwise provided in Section 2.15 regarding a good faith payment dispute by Rugby, is received at a time when Rugby is delinquent in payment hereunder or (ii) cannot be filled due to circumstances arising under Section 10.3. Rugby acknowledges it will make good faith forecasts of the quantities of each Product, by package size and finished dosage form, that Rugby intends to order and will only place orders for Product to the extent reasonably sufficient to support its inventory safety stock. Subject to availability of active ingredient, HMRI will use its reasonable commercial efforts to supply orders which exceed *% of the most current forecast underlying such order. All rejections by HMRI shall be in writing and delivered to Rugby within five (5) business days of HMRI's receipt of the order. HMRI shall deliver against each such order in accordance with Section 2.7 herein. Rugby shall be obligated to purchase all such Product, by package size (SKU) and finished dosage form, ordered and delivered by the delivery date specified in Rugby's purchase order, provided that such Product meets the Specifications. In no event shall the use of any form of order acknowledgment, purchase order, shipping document, confirmation or waybill be deemed to modify or substitute for the terms and conditions of this Agreement. All such documents shall be subject to, and shall be deemed to incorporate, the terms and conditions of this Agreement. The parties acknowledge that the binding commitments of Rugby to purchase Product in accordance with the rolling forecast of Rugby in effect on the date hereof, which forecast is attached hereto as Exhibit C, will be binding on the parties after the execution of this Agreement and such Product shall be purchased pursuant to the terms of this Agreement.

                  II.8 DELIVERY. Delivery terms shall be F.O.B. HMRI's manufacturing facility. HMRI shall ship Product in accordance with Rugby's purchase order form or as otherwise directed by Rugby in writing. Title to any Product purchased by Rugby shall pass to Rugby upon the earlier of (i) a common carrier accepting possession or control of such Product or (ii) the passage of such Product from the loading dock of HMRI's facility to Rugby or its agent.

                  II.9 SHORTAGES/ REJECTED GOODS.

                  (a) Shortages. Rugby shall notify HMRI in writing of any shortage in quantity of any shipment of Product within the earlier of (i) ten
(10) business days after discovery of such shortage and (ii) the shelf life of such Product, but only to the extent that such Product is in the possession of Rugby. Such notification shall specify the package size (SKU) and finished dosage form of such Product. Rugby shall notify HMRI in writing of any shortage in quantity of any shipment of Product that is not within its possession within the earlier of (i) ten (10) business days after discovery and (ii) the shelf life of such Product, and shall provide documentation reasonably satisfactory to HMRI demonstrating such shortage existed while such Product was in the possession of Rugby. In the event of such shortage (and the satisfaction in HMRI's reasonable determination of documentation if Product is not in the possession of

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Rugby), HMRI shall make up the shortage within seven (7) business days if replacement Product stock is available, or, if no such replacement stock is available, as soon as reasonably practicable after receiving such notice, at no additional cost to Rugby.

                  (b) Rejected Goods. Rugby shall notify HMRI in writing of any claim relating to Product that fails to meet the Specifications (other than for reasons of storage, handling, or shipping by Rugby, its Affiliates, customers and carriers) within the earlier of (i) ten (10) business days after discovery that such Product so fails to meet the Specifications and (ii) the shelf life of such Product, which notification shall specify the package size (SKU) and finished dosage form of such Product. Subject to the provisions of Section 2.9(c) herein, HMRI shall replace such Product that fails to meet the Specifications within ten (10) business days at no additional cost to Rugby. The provisions of this Section 2.9(b) shall not apply to Product damaged in transit.

                  (c) Disputes. In the event of a conflict regarding whether Product fails to meet the Specifications which HMRI and Rugby are unable to resolve, a sample of such Product shall be submitted by Rugby to an independent laboratory reasonably acceptable to both parties for testing and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory's findings are made. In the event the test results indicate that the Product in question fails to meet the Specifications, HMRI shall replace such Product at no additional cost to Rugby within ten (10) business days after receipt of such results. In the event the test results indicate that the Product in question does meet the Specifications, Rugby shall pay all additional shipping and transportation costs incurred as a result of the conflict.

                  (d) Sole Remedy. The provisions of Sections 2.9(a) in the case of shortage in quantity of any shipment of Product, and except as otherwise provided in Section 8.2(a) herein, Sections 2.9(b) and (c), in the case of Product that fails to meet the Specifications, shall be the sole remedy available to Rugby with respect to any Shortage in quantity of any shipment of Product, or Product that fails to meet the Specifications, as the case may be.

                  II.10 CAPACITY ALLOCATION. In the event HMRI, upon receiving a forecast pursuant to Section 2.6 or a firm order pursuant to Section 2.7, is or anticipates that it will be unable to meet such forecast or firm order, either in whole or in part, then HMRI shall give written notice of such inability to Rugby within ten (10) days of receipt of such forecast or firm order. HMRI and Rugby shall meet within ten (10) days of such written notice to consider alternatives for meeting Rugby's requirements for Product, including but not limited to the sharing of the cost to expand HMRI's manufacturing capacity.

                  II.11 FAILURE TO SUPPLY

                  (a) At any time prior to the second anniversary of this Agreement, if Rugby makes a firm order for Product in accordance with Section
2.7 and HMRI is unable to deliver such Product to Rugby due to a Force Majeure, or if a Product is abandoned by HMRI due to statutory, regulatory, or legislative concerns due to a Force Majeure, for a period of up to * from the date of such failure to supply, HMRI will reimburse Rugby for an amount equal to Rugby's *. If such inability to meet a firm order is partial, HMRI shall deliver against firm orders such quantities of such Product as are available. Rugby acknowledges that it shall use its commercially reasonable good faith efforts to purchase replacement Product at the lowest

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prices available. The provisions of this Section 2.11(a) shall be Rugby's sole remedy for HMRI's inability to deliver a Product to Rugby due to a Force Majeure in accordance with this Section 2.11(a).

                  (b) During the Initial Term, if Rugby makes a firm order for Product in accordance with Section 2.7 and HMRI is unable to deliver such Product to Rugby in accordance with the terms of this Agreement due to any reason other than a Force Majeure, or if a Product is abandoned by HMRI due to statutory, regulatory, or legislative concerns due to any reason other than a Force Majeure, for a period of up to * from the date of such failure to supply, HMRI will reimburse Rugby for an amount equal to Rugby's *. If such inability to meet a firm order is partial, HMRI shall deliver against firm orders such quantities of such Product as are available. Rugby acknowledges that it shall use its commercially reasonable good faith efforts to purchase replacement Product at the lowest prices available. The provisions of this Section 2.11(b) shall be Rugby's sole remedy for HMRI's inability to deliver a Product to Rugby in accordance with this Section 2.11(b)The provisions of this Section 2.11(b) shall be Rugby's sole remedy for HMRI's inability to deliver a Product to Rugby in accordance with this Section 2.11(b), except with respect to a willful breach by HMRI that results in a material adverse effect to Rugby of the value of this Agreement taken as a whole.

                  (c) All amounts owed to Rugby by HMRI pursuant to this Section
2.11 shall bear interest in the same manner as amounts owed by Rugby to HMRI pursuant to Section 2.15. Rugby shall be entitled to set-off amounts owed pursuant to this Section 2.11 for which a credit acknowledgment has been issued by HMRI against purchases of Product.

                  II.12 PRODUCT PRICING. The manufacturing costs for the Products shall be the lower of (i) HMRI's costs practices (on a capacity basis), as set forth in the HMRI Product Costing Manual, according to generally accepted accounting principles, adjusted at the rate of 3.5% annually for inflation or
(ii) the 1997 Chelsea standard costs, adjusted at the rate of 3.5% annually for inflation, in each of (i) or (ii) except with respect to active ingredient, which at all times shall be at * . In the event either party is able to procure active ingredient at a lesser price, the parties shall work together in good faith (to the extent permitted pursuant to contractual obligations of the parties) to procure such lower priced active ingredient. The initial manufacturing costs for the Products, by package size (SKU) and finished dosage form FOB at HMRI's manufacturing site is set forth in * on Exhibit A attached hereto and will be adjusted January 1 of each year during the Term at the rate of 3.5% annually for inflation (except with respect to active ingredient, which at all times shall be at *. Except as otherwise provided in Section 2.10, the manufacturing costs for the Products from the date hereof through the *anniversary of this Agreement shall be as follows: *. As of the * anniversary of this Agreement and at all times thereafter, the pricing for the Products shall be as set forth in * of Exhibit A to this Agreement and in addition shall include a manufacturing profit to HMRI of *% (except for *, which after the second anniversary of this Agreement will be supplied at cost and will have the
* as set forth in Section 2.13). If there is any dispute regarding the provisions of this Section 2.12, such dispute shall be resolved in accordance with the provisions of Article 10 herein.

                  II.13 PROFIT SPLIT RELATED TO RANITIDINE. Rugby shall make payments to HMRI equal to (a) with respect to sales of ranitidine from the Closing Date through December 31, 1998, *% of the Net Profit of ranitidine (whether Rx or OTC) (other than Distributed Ranitidine, as defined in the Stock Purchase Agreement, for which the royalty payment is provided in Section 6.4 thereof), based upon the quarterly periods ended March 31, June 30, September 30 and December 31, and (b) thereafter, *% of the Net Profit of ranitidine (whether Rx or OTC) (other than Distributed Ranitidine, for which the royalty payment is

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                                      -10-
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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

provided in Section 6.4 Stock Purchase Agreement), based upon the quarterly periods ended March 31, June 30, September 30 and December 31, in perpetuity. Prior to the second year anniversary of this Agreement, the profit split for ranitidine shall be calculated as if purchased at the cost set forth in * Exhibit A to this Agreement. Profit split payments made to HMRI shall reflect the net profit (as calculated in the same manner as the calculation of Net Profit) received on the bundled sale of ranitidine, multiplied by the following fraction, the numerator of which is equal to the number of units of ranitidine multiplied by the standard invoice unit price thereof, and the denominator of which is equal to the sum of the number of units of each product (including ranitidine) or service included in such bundled sale multiplied by the respective standard invoice unit price thereof.

                  II.14 ACCESS TO RECORDS.

                  (a) Each party shall maintain complete and accurate books and records of account relating to the manufacturing costs of Product, and sale of ranitidine, as the case may be. Each party shall have the right during the term of this Agreement and for one year thereafter (and, in the case of HMRI, at any time while profit split payments with respect to ranitidine are being made, and for one year thereafter) to examine the relevant books and records of the other party relating to the manufacturing costs of Products, and sale of ranitidine, as the case may be, during normal business hours and upon reasonable advance written notice to verify the correctness of the calculations of the manufacturing costs of the Products, or the profit split of ranitidine, as the case may be. Each party shall cooperate with the other with respect to all reasonable requests made with respect to such inspection.

                  (b) Each party shall have three (3) years after receipt of payments pursuant to this Agreement or receipt of information relating to the manufacturing costs of Products, as the case may be (the "Dispute Period"), to dispute the amount of any such payment pursuant to this Agreement or the manufacturing costs of Products, as the case may be (a "Dispute"). If a party does not give written notice of a Dispute within the Dispute Period to the other (a "Dispute Notice"), the amount of such payment or the manufacturing costs, as the case may be, shall be deemed to have been accepted and agreed to by the other and shall be final and binding upon the parties hereto. If a party has a Dispute, it shall promptly send the other party a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within thirty (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final amount of the disputed item. No dispute shall be made with respect to any payments made pursuant to Section 2.13 or the manufacturing costs of the Products, as the case may be, that have previously been disputed by a party in a review of the records of a party relating the calculation of payments pursuant to Section 2.13 or the manufacturing costs of the Products, as the case may be.

                  (c) If the parties are unable to resolve any Dispute within the thirty (30) day period after receipt of a Dispute Notice, the New York office of the certified public accounting firm of Arthur Andersen LLP (the "Arbitrating Accountant") shall be engaged as arbitrator hereunder to settle such Dispute as soon as practicable. In the event Arthur Andersen LLP is unwilling or unable to serve as the Arbitrating Accountant, the parties hereto shall select by mutual agreement another nationally recognized certified public accounting firm, who is not rendering (and during the preceding two-year period has not rendered) services to either HMRI, Rugby, or any of their respective Affiliates, to serve as the Arbitrating Accountant. In

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                                      -11-
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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The arbitration before the Arbitrating Accountant shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The Arbitrating Accountant's award with respect to any Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. Each party shall pay one-half of the fees and expenses of the Arbitrating Accountant with respect to any Dispute.

                  II.15 PAYMENT. All payments required by this Agreement shall be made in United States Dollars. All invoices are strictly net and payment must be received within forty-five (45) days from the date of invoice. The date of each invoice shall be the date of shipment of Products. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature, other than for rejected or returned goods, or credits issued by HMRI pursuant to
Section 2.11 herein, in each case for which a credit acknowledgment has been issued by HMRI. Time for payment shall be of the essence. Unless Rugby notifies HMRI in writing of a good faith dispute, with respect to payments not received within such forty-five (45) days, or within forty-five (45) days after the end of each calendar quarter with respect to payments pursuant to Section 2.12 herein, interest shall accrue on any amount overdue, at the rate of prime plus 2%, such interest to begin accruing on a daily basis from the date of invoice, and shall accrue both before and after judgment; provided, however, in the case of a good faith dispute regarding payment resolved to be due and not paid within three (3) business days after such resolution, interest shall accrue on any amount overdue, at the rate of prime plus 2%, such interest to begin accruing on a daily basis from the date such payment becomes overdue, and shall accrue both before and after judgment; provided, further, in the case of a good faith dispute regarding payment, Rugby may in its discretion determine to pay such amounts disputed to be overdue and in the event amounts are finally determined not to be due by Rugby, HMRI shall repay such excess amounts to Rugby determined not be due, and interest shall accrue on any such amount, at the rate of prime plus 2%, such interest to begin accruing on a daily basis from the date such disputed payment was received by HMRI.

                  With respect to defaults of payment not cured within ten (10) business days after receipt of written notice from HMRI to Rugby, HMRI shall, in its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Products or to treat the Agreement as repudiated by notice in writing to Rugby exercised at any time thereafter; provided, however, a good faith bona fide dispute by Rugby regarding a payment pursuant to this Agreement shall not be considered a default of payment so long as Rugby notifies HMRI in writing of such dispute within the later of five (5) business days from the date of invoice or the date of payment. Rugby acknowledges it will notify HMRI promptly upon a determination that a dispute exists regarding a payment.

                  II.16 ADVERTISING/MARKETING/SALES COSTS AND PRODUCT PRICING. Rugby shall be responsible for all advertising, marketing and sales costs associated with Product distribution. Rugby will have complete authority for all sales pricing decisions for the Product. Rugby shall not alter the Products and shall not recommend or knowingly sell the Products for any uses except as described in the FDA approved Product labeling.

                  II.17 TAXES. Rugby shall reimburse HMRI for all tariffs, duties and excise, sales or use, value added or other taxes or levies (collectively, "Taxes") that are paid by HMRI that are directly related to the manufacture and sale to Rugby of the Products and which are not otherwise included in the product

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

pricing set forth in Section 2.12. Notwithstanding the foregoing, Rugby shall have no reimbursement obligations pursuant to this Section 2.17 to the extent that (i) such Taxes are based on HMRI's net income or (ii) such Taxes are recoverable or offset by HMRI, in whole or in part, as a credit, rebate, deduction or otherwise.

                                   ARTICLE III
                              TERM AND TERMINATION

                  III.1 TERM. The Initial Term of this Agreement will commence upon execution of this Agreement and will continue until December 31, 2001, unless terminated earlier in accordance with the provisions of Section 3.2 herein. Thereafter, this Agreement will automatically continue until either party provides not less than two years' prior written notification to the other that this Agreement shall terminate, which notification shall specify the date upon which this Agreement shall terminate (which in any event shall not be prior to December 31, 2001).

                  III.2 EARLY TERMINATION.

                  (a) Either Rugby or HMRI, as the case may be, may terminate this Agreement forthwith by notice in writing to the other party upon the occurrence of any of the following events:

                           (i) if the other party commits a material breach of
                  this Agreement, other than a payment default, which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by the other party of a notice identifying the breach and requiring its remedy or such longer time as the party in breach may demonstrate to the other party is necessary to remedy the breach using its reasonable efforts to do so; or

                           (ii) if the other party ceases for any reason to
                  carry on business or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or substantially all of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law; or

                           (iii) the enactment of any law, order or regulation
                  by a governmental unit that would render it impossible for the other party to perform its obligations hereunder.

                  III.3 CONSEQUENCES OF TERMINATION AND SURVIVAL. Termination of this Agreement for whatever reason shall not affect the accrued rights of either HMRI or Rugby arising under or out of this Agreement. The obligations under the second paragraph only of Section 2.4(a), Section 2.11 (Failure to Supply) (in the case of termination of this Agreement by Rugby pursuant to Section 3.2(a) herein), Section 2.13 (Profit Split Relating to Ranitidine), Section 2.14 (Access to Records), Article 5 (Product Recalls), Article 6 (Warranties),
Article 7 (Nondisclosure and Confidentiality), Article 8 (Indemnification and Insurance), Article 9 (Dispute Resolution) or any other provision which expressly or by implication is intended to survive expiration or termination shall survive expiration or termination of this Agreement or of any extensions thereof.

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                  III.4 ACCRUED OBLIGATIONS. In the event that this Agreement is terminated by HMRI pursuant to the provisions of Section 3.2 herein, Rugby shall pay to HMRI, (i) all amounts outstanding and remaining to be paid for Product supplied prior to the termination, (ii) all binding amounts for Product forecasted pursuant to Section 2.6 herein or ordered pursuant to Section 2.7 herein and (iii) an amount to compensate HMRI for active ingredient that HMRI is contractually committed to purchase at the time of such termination pursuant to authorization received from Rugby in accordance with Section 2.6(b) herein which is not subsequently used by HMRI to manufacture any Product or any other product.

                                   ARTICLE IV
                 CERTIFICATES AND ACCESS AND REGULATORY MATTERS


                  IV.1 CERTIFICATES OF ANALYSIS. HMRI shall perform, or cause to be performed, sample tests on each lot of Product manufactured pursuant to this Agreement before delivery to Rugby. Each test report shall set forth the items tested, Specifications and test results in a certificate of analysis, containing the types of information which shall have been approved by mutual agreement of the parties, for each lot delivered. HMRI shall send, or cause to be sent, such certificates to Rugby prior to delivery of each lot unless otherwise agreed.

                  IV.2 CERTIFICATES OF MANUFACTURING COMPLIANCE. HMRI shall provide, or cause to be provided, for each lot of Product manufactured pursuant to this Agreement, a certificate of manufacturing compliance, containing the types of information which shall have been approved by mutual agreement of the parties, which will certify that the Product was manufactured in accordance with the Specifications and the GMP. HMRI shall advise Rugby promptly if an authorized agent of the FDA or other governmental regulatory agency visits any of HMRI's manufacturing facilities, or the facilities where the Products are being manufactured, concerning the Products. HMRI shall furnish to Rugby all material information supplied to, or supplied by, the FDA or other governmental regulatory agency, including the Form 483 observations and responses, to the extent that such report relates to Products (or the ability of HMRI to supply such Product), within five (5) business days of HMRI's receipt of such information or delivery of such information, as the case may be.

                  IV.3 CHANGES. HMRI shall not change the critical specified raw materials, packaging materials, their source, analytical test procedures or critical manufacturing conditions or manufacturing equipment used in the manufacture of Product without the prior written consent of Rugby, which consent shall not be unreasonably withheld.

                  IV.4 ACCESS TO FACILITIES.

                    (a) Rugby Access. Upon the reasonable prior written request of Rugby, Rugby shall have the right to inspect those portions of the manufacturing and testing facilities of HMRI where Products are being manufactured or tested, as the case may be, during regular business hours, to ascertain compliance with GMPs. If the FDA or other applicable governmental regulatory agency asserts any notice to the effect that HMRI has failed to comply with any law or regulation in connection with the manufacture of Products, or if HMRI delivers Product that does not meet the Specifications, then Rugby shall have the right to inspect such portions of the manufacturing facilities of HMRI that relate to the manufacture of Product upon

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

reasonable notice and during normal business hours. Notwithstanding the provisions of this Section 4.4(a), Rugby shall have no obligation or be deemed to have an obligation to inspect the manufacturing and testing facilities of HMRI.

                  (b) HMRI Access. Upon the reasonable prior written request of HMRI, HMRI shall have the right to inspect those portions of the warehouse and distribution facilities of Rugby where Products are being stored and distributed, during regular business hours, to observe Product storage and distribution or other related activities. If the FDA or other applicable governmental regulatory agency asserts any notice to the effect that Rugby has failed to comply with any law or regulation in connection with the storage or distribution of Products, then HMRI shall have the right to inspect such portions of the warehouse and distribution facilities of Rugby that relate to the storage or distribution of Product upon reasonable notice and during normal business hours. Notwithstanding the provisions of this Section 4.4(b), HMRI shall have no obligation or be deemed to have an obligation to inspect the warehouse and distribution facilities of Rugby.

                  IV.5 REGULATORY CORRESPONDENCE. Rugby and HMRI shall make available (or cause to be made available) to each other within three (3) days of receipt of regulatory correspondence regarding regulatory letters, withdrawal of Product, and correspondence bearing on the safety and efficacy of the Product.

                  IV.6 PRODUCT INQUIRIES AND COMPLAINTS. Rugby will promptly submit to HMRI all Product safety and efficacy inquiries, Product quality complaints and adverse drug event reports received by it, together with all available evidence and other information relating thereto. Except as otherwise required by law or governmental regulation, Rugby will be responsible for investigating and responding to all such inquiries, complaints and adverse events regarding Product. It shall be the responsibility of Rugby to comply with all federal, state and local governmental reporting requirements regarding adverse drug events and Product quality matters, except where such events or matters are caused by acts or omissions of HMRI, in which case Rugby may, consistent with applicable law and regulation, request HMRI's assistance in such compliance. Rugby will forward a copy of all FDA submissions concerning Product adverse drug events or any Product safety-related topic to HMRI within ten (10) business days of submission.

                  IV.7 RESPONSE TO COMPLAINTS AND/OR ADVERSE DRUG REACTIONS (OR EVENTS). Pursuant to reported complaint and/or adverse drug reaction (or event), if the nature of the reported complaint and/or adverse drug reaction (or event) requires testing, HMRI will, at Rugby's reasonable request and expense, perform analytical testing of corresponding retention samples and provide the results thereto to Rugby as soon as reasonably practicable; provided, however, HMRI shall be responsible for the reasonable costs of such testing and reporting to the FDA or any other governmental regulatory agency if it is determined that HMRI is responsible for such reported complaint and/or adverse drug reaction (or event). Such testing shall be performed using ANDA approved testing procedures.

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                  IV.8 ADDITIONAL INFORMATION. HMRI shall provide to Rugby in a timely manner, but in no event less than sixty (60) days prior to the due date of Rugby's annual report to the FDA with respect to the Products, all information (in written form) which Rugby requests regarding the Products in order to comply with applicable federal and state drug laws. Such information shall include, without limitation, quantities of each Product sold. Rugby shall be responsible for assuring that all promotional material produced by it relating to Products comply with federal, state and local law. [Rugby shall provide to HMRI prior to first use copies of all advertising, promotional material, labeling and other literature used on, or in connection with, the Products.] Rugby shall provide to HMRI a copy of such FDA annual report.

                                    ARTICLE V
                                 PRODUCT RECALLS

                  V.1 PRODUCT RECALLS. In the event (i) any government authority issues a request, directive or order that Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) Rugby shall reasonably determine that Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. In the event that Rugby determines that Product should be recalled, Rugby shall consult with HMRI prior to taking any corrective actions. In the event that such recall results from any cause or event other than that arising from the defective manufacture, storage or handling (excluding defects relating to packaging or labeling supplied by or prepared at the direction of Rugby) of the recalled Product by HMRI, Rugby shall be responsible for all documented out-of-pocket expenses of such recall consistent with directions received from the appropriate governmental authority. In the event that such recall results from any cause or event arising from the defective manufacture, storage or handling (excluding defects relating to packaging or labeling supplied by or prepared at the direction of Rugby), HMRI shall be responsible for all such documented expenses. For purposes of this Agreement, the expenses of recall shall include the expenses of notification and destruction or return of the recalled product and all other documented out-of-pocket costs incurred in connection with such recall, but shall not include lost profits of either party.

                  V.2 DISPUTES. If there is any dispute concerning which party's acts or omissions gave rise to such recall of Product, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between Rugby and HMRI or, in the absence of agreement, by the President for the time being of the Pharmaceutical Research and Manufacturers of America. The costs of such independent expert shall be borne equally between Rugby and HMRI. The decision of such independent expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both Rugby and HMRI.

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                                   ARTICLE VI
                                   WARRANTIES

                  VI.1 FDA APPROVAL. Rugby warrants that each Product is approved by the FDA for the uses set forth in the Product labeling.

                  VI.2 COMPLIANCE WITH GMP. HMRI warrants that all Products will be manufactured in conformity with the regulations of the FDA and any comparable state agency applicable thereto.

                  VI.3 CONFORMITY WITH SPECIFICATIONS. HMRI warrants that each Product manufactured by HMRI and sold to Rugby pursuant to this Agreement will meet the Specifications for such Product in effect at the time title to such Product passes from HMRI to Rugby pursuant to Section 2.8 herein. Rugby may amend such Specifications from time to time only with the prior written consent of HMRI, which consent shall not be unreasonably withheld.

                  VI.4 COMPLIANCE WITH THE FEDERAL FOOD, DRUG AND COSMETIC ACT. HMRI warrants that all Product delivered to Rugby pursuant to this Agreement will, at the time of such delivery, not be adulterated within the meaning of the Act and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce.

                  VI.5 NO LIENS. HMRI warrants that all Product delivered to Rugby pursuant to this Agreement will, at the time of such delivery, be free and clear of all liens, encumbrances, security interests and other encumbrances.

                  VI.6 EXCLUSION OF OTHER WARRANTIES. EXCEPT WHERE OTHERWISE SET FORTH IN THIS AGREEMENT, SECTIONS 6.1, 6.2, 6.3, 6.4 AND 6.5 ARE IN LIEU OF ALL CONDITIONS, WARRANTIES AND STATEMENTS IN RESPECT OF PRODUCT AND IN RESPECT OF THE MANUFACTURING SERVICES PROVIDED HEREUNDER, WHETHER EXPRESSED OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE (INCLUDING BUT WITHOUT LIMITATION ANY SUCH CONDITION, WARRANTY OR STATEMENT RELATING TO THE DESCRIPTION OR QUALITY OF PRODUCT, ITS MERCHANTABILITY OR ITS FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS) AND ANY SUCH CONDITION, WARRANTY OR STATEMENT IS HEREBY EXCLUDED. EXCEPT AS PROVIDED IN ARTICLE 8 HEREIN, REPLACEMENT OF ANY NONCONFORMING PRODUCT AND REASONABLE DOCUMENTED OUT OF POCKET EXPENSES SHALL BE RUGBY'S SOLE REMEDY FOR BREACH OF ANY EXPRESS WARRANTY CONTAINED IN THIS ARTICLE
VI. In no event shall HMRI or Rugby be liable under or with respect to this Agreement for any indirect, incidental, consequential, special or punitive damages of any kind, including loss of profits, including but not limited to due to breach of warranty, tort, breach or repudiation of any term or condition of this Agreement.

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                                   ARTICLE VII
                  NONDISCLOSURE, CONFIDENTIALITY AND TRADEMARKS

                  VII.1 NONDISCLOSURE OBLIGATIONS.

                  (a) Except as otherwise provided in this Agreement, Rugby acknowledges that the HMRI Know-How with which it may be supplied pursuant to this Agreement and HMRI acknowledges that the Rugby Know-How with which it may be supplied pursuant to this Agreement or otherwise is supplied in circumstances imparting an obligation of confidence and agrees to keep such HMRI Know-How or Rugby Know-How, as the case may be, secret and confidential and to respect the other's proprietary rights therein and to use the same for the sole purpose of this Agreement and during the period of this Agreement or at any time for any reason whatsoever not to disclose or cause or permit to be disclosed such HMRI Know-How or Rugby Know-How, as the case may be, to any third party.

                  (b) Each party shall procure that only its respective employees or employees of its Affiliates or consultants and contractors shall have access to HMRI Know-How or Rugby Know-How, as the case may be, on a need to know basis and shall be subject to the same obligations of confidence as the principals pursuant to Section 7.1(a) above and shall enter into secrecy agreements in support of such obligations. Insofar as this is not reasonably practicable, the principals shall take all reasonable steps to ensure that any such employees, consultants and contractors are made aware of such obligations.

                  (c) Both parties undertake and agree not to disclose or permit to be disclosed at any time for any reason whatsoever to any third party or otherwise make use of or permit to be made use of any trade secrets or confidential information relating to the technology, business affairs or finances of the other or of any Affiliates, suppliers, agents, distributors, licensees, licensors or other customers of the other which comes into their possession pursuant to this Agreement.

                  (d) The obligations of confidence referred to in this Section
7.1 shall not extend to any information which:

                           (i) is or becomes part of the public domain other
                  than by unauthorized acts of the party obligated not to disclose such information or its Affiliates or sublicensees, as applicable;

                           (ii) can be shown by written documents to have been
                  disclosed to the receiving party or its Affiliates or sublicensees by a third party, provided such information was not obtained by such third party directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement;

                           (iii) prior to disclosure under this Agreement, was
                  already in the possession of the receiving party or its Affiliates or sublicensees, provided such information was not obtained directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement;

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                           (iv) can be shown by written documents to have been
                  independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement;

                           (v) is disclosed by the receiving party pursuant to
                  oral questions, interrogatories, requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency; provided that the receiving party notifies the other party immediately upon receipt thereof (and provided that the disclosing party furnishes only that portion of the information which it is advised by counsel is legally required and impose such obligations of secrecy as are possible in that regard); or

                           (vi) is required to be disclosed by a party under any
                  statutory, regulatory or similar legislative requirement or any rule of any stock exchange to which it or any Affiliate is subject, subject to the obligation of secrecy as are possible in that regard.

                  VII.2 TERMS OF THIS AGREEMENT. Rugby and HMRI each agree not to disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party, except as required by applicable law. Notwithstanding the foregoing, prior to execution of this Agreement, Rugby and HMRI shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this Agreement from time to time, without the other party's consent; provided, however, that if either party determines that excessive use of such statement is made by the other party, then the party determined to be using such statement excessively shall, upon notice by the other party, cease making such statement.

                  VII.3 INJUNCTIVE RELIEF. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 7 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 7.

                  VII.4 TRADEMARKS. HMRI acknowledges that Rugby and its Affiliates are the exclusive owner of (i) the trademarks, service marks, slogan, trade names, trade dress and the like (including the associated goodwill of each) held by Rugby or its Affiliates and (ii) all copyrights held by Rugby or its Affiliates (collectively, the "Rugby Intellectual Property Rights"). HMRI acknowledges that it shall have no rights hereunder to any such Rugby Intellectual Property Rights and agrees that it shall not contest or dispute the validity of or title to any of such Rugby Intellectual Property Rights. HMRI agrees it shall not take or cooperate in litigation or threatened litigation which might or is intended to impair or attack the Rugby Intellectual Property Rights.

                                  ARTICLE VIII
             LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

                  VIII.1 INDEMNIFICATION BY RUGBY. Except as otherwise specifically provided herein, Rugby shall indemnify and maintain HMRI against all claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities ("Liabilities") whatsoever in respect of:

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                  (a) any defective design product liability claim with respect to a Product;

                  (b) any negligence or willful misconduct of Rugby in relation to the use, marketing, storage, distribution, handling or sale of Product;

                  (c) any labeling of any Product to the extent that such labeling has been supplied by or at the direction of Rugby and applied in accordance with instructions from Rugby; and

                  (d) any representation or warranty made by Rugby to its customers or users with respect to Product, other than representations or warranties contained in Sections 6.2, 6.3, 6.4 or 6.5.

                  VIII.2 INDEMNIFICATION BY HMRI. Except as otherwise specifically provided herein, HMRI shall indemnify and maintain Rugby against all Liabilities whatsoever in respect of:

                  (a) HMRI's failure to comply with the Specifications; and

                  (b) any negligence or willful misconduct by HMRI in the manufacture, storage, packaging, handling or shipping of Product.

                  VIII.3 INDEMNIFICATION PROCEDURES. A party (the "Indemnitee") that intends to claim indemnification under this Article 8 shall:

                  (a) notify the other party (the "Indemnitor") of any Liability with respect to which the Indemnitee intends to claim indemnification as soon as practicable after the Indemnitee becomes aware of any such Liability;

                  (b) permit the Indemnitor to assume the defense thereof with counsel mutually satisfactory to the parties; and

                  (c) cooperate with the Indemnitor, at the Indemnitor's expense, in the defense thereof.

                  With respect to any matter for which the Indemnitor has an obligation to indemnify the Indemnitee under this Agreement, the Indemnitee shall have the right to participate and be represented (at the Indemnitor's expense) by legal counsel of the Indemnitee's choice in all proceedings and negotiations, if representation by counsel retained by Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any Liability if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. Failure of the Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of a Liability shall relieve the Indemnitor of any liability to the Indemnitee pursuant to this Article 8 in the event such delay is prejudicial to the Indemnitor's ability to defend such action.

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                  VIII.4 DISTRIBUTION/ PRODUCT LIABILITY INSURANCE. Rugby shall obtain and maintain in effect for the term of this Agreement, liability insurance or indemnity policies with an insurer reasonably acceptable to HMRI, in an amount not less than *with an indemnity to principals clause with respect to products liability with respect to each Product and distribution of each Product, which policies shall name HMRI as an additional insured and shall be blanket policies. Such policies shall insure against liability on the part of Rugby and any of its Affiliates, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the distribution of Products. Upon the execution of this Agreement and thereafter on January 1 each year during the Term, Rugby shall provide to HMRI a certificate of insurance (i) summarizing the insurance coverage, (ii) identifying any exclusions and (iii) indicating that the terms of Rugby's insurance policies are in accordance with this Section 9.4. Rugby shall promptly notify HMRI of any alterations to the terms of this policy or in the amounts for which insurance is provided.

                  VIII.5 MANUFACTURER'S INSURANCE. HMRI shall obtain and maintain in effect for the term of this Agreement, insurance or indemnity policies with an insurer reasonably satisfactory to Rugby, in an amount not being less than *with an indemnity to principals clause with respect to the manufacture, storage or handling of Product, which policies shall name Rugby as an additional insured and shall be blanket policies. Such policies shall insure against liability on the part of HMRI and any of its Affiliates, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property arising from the negligence of HMRI in the manufacture of Product. Upon the execution of this Agreement and thereafter on January 1 each year during the Term, HMRI shall provide to Rugby a certificate of insurance (i) summarizing the insurance coverage, (ii) identifying any exclusions and (iii) indicating that the terms of HMRI's insurance policies are in accordance with this Section 9.5. HMRI shall promptly notify Rugby of any alterations to the terms of the policy or in the amounts for which insurance is provided.

                  VIII.6 PRODUCT LIABILITY CLAIMS. As soon as it becomes aware, each party will give the other prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of a Product, and any circumstances that may give rise to litigation or recall of a Product or regulatory action that may affect the sale or manufacture of a Product, specifying, to the extent the party has such information, the time, place and circumstances thereof and the names and addresses of the persons involved. Each party will also furnish promptly to the other copies of all papers received in respect of any claim, action or suit arising out of such alleged defect, injury or regulatory action.

                                   ARTICLE IX
                               DISPUTE RESOLUTION

                  IX.1 MEDIATION COMMITTEE. The Chief Executive Officers or Presidents of the parties shall constitute the mediation committee (the "Mediation Committee"). In the event any dispute or controversy arises under, out of, in connection with or in relation to this Agreement or any amendments or proposed amendment thereto or any breach thereof the parties agree that, before any party initiates arbitration proceedings pursuant to Section 9.6, it shall give the other party notice and shall demand that the members of the Mediation Committee attempt to resolve the matter amicably. If the Mediation Committee is unable to resolve a matter within ten (10) days of submission of the matter to it via telephone, telefax or other written or oral contact, the Mediation Committee shall meet in person, not later than twenty (20) days following submission of the matter to it, at a mutually convenient place to attempt in good faith to resolve

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

the dispute. If the Mediation Committee is unable to resolve a dispute, unless a mutually acceptable extension is agreed upon by the Mediation Committee, either side shall have the right, but not the obligation, to initiate arbitration proceedings respecting the matter under review, in accordance with Section 9.6 herein.

                  IX.2 NON-ARBITRABLE ISSUES. The parties acknowledge that matters relating to product recalls as set forth in Article 5 herein, Disputes as set forth in Section 2.14 and the matters set forth in Section 7.3 shall not be submitted to arbitration pursuant to Section 9.3 hereof but instead shall be resolved in accordance with Section 5.2, 2.14 and 7.3 herein respectively.

                  IX.3 SCOPE OF ARBITRATION. The parties agree that all disputes and controversies except those set forth in Section 9.2 herein arising under this Agreement shall be resolved by arbitration in accordance with the provisions of this Article 9; provided, however, that during the period of arbitration on any dispute the parties shall continue to fulfill their obligations as set forth in this Agreement.

                  IX.4 ARBITRATION PANEL. The arbitration shall be held before a panel of three (3) persons (the "Arbitration Panel").

                           IX.4.1 Selection. Within fifteen (15) days of the
appointment of the two initial arbitrators, the two arbitrators so appointed shall appoint the third arbitrator, who shall be an attorney and shall act as chair of the Arbitration Panel.

                           IX.4.2 Qualifications. The two arbitrators selected
by the parties hereto shall have experience in the pharmaceutical and/or biotechnology industry. None of the arbitrators shall have been employed or be retained by or otherwise related to HMRI or Rugby.

                           IX.4.3 Failure to Name. If a party fails to name its
arbitrator within thirty (30) days of the receipt of the Notice of Arbitration (as defined herein), then the arbitrator already named shall immediately select the second arbitrator. The two arbitrators so appointed shall appoint the third arbitrator, who shall be an attorney and shall act as chair of the Arbitration Panel.

                           IX.4.4 Right to Select Replacement. In the event that
an arbitrator refuses or is otherwise unable to serve as such, the party or the other arbitrator(s) as the case may be, who selected such arbitrator shall have the right to select his/her replacement. Such replacement shall be selected within fifteen (15) days of the refusal or inability by such arbitrator to serve.

                  IX.5 DESIGNATION OF RULES, SITUS, GOVERNING LAW.

                           IX.5.1 Designation of Rules. The parties agree that
the arbitrators shall apply the Federal Rules of Evidence as they are applied in cases tried to a court sitting without a jury; unless the parties otherwise agree in writing, the opinions of expert witnesses shall not be admissible. The parties agree that discovery proceedings shall be limited to: (i) the dispute;
(ii) depositions of those persons having direct knowledge of the dispute; and
(iii) submission of all documents which relate to the dispute.

                           IX.5.2 Situs. The arbitration hearing shall be held
in New York, New York unless otherwise mutually agreed to in writing.

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                  IX.6 PROCEDURE.

                           IX.6.1 Conciliation Period. No party shall send a
Notice of Arbitration in connection with a dispute under this Article 9 unless at least thirty (30) days prior to the date of such Notice of Arbitration, such party shall have furnished to the other parties written notice of its intent to send a Notice of Arbitration in connection with a dispute. During such thirty
(30) day period the Mediation Committee shall attempt in good faith to settle the dispute in accordance with the provisions of Section 9.1 herein.

                           IX.6.2 Notice of Arbitration. The party seeking to
institute arbitration (hereinafter, a "Claimant") shall do so by sending the other parties (hereinafter, each a "Respondent") a written notice of arbitration (the "Notice of Arbitration"). The Notice of Arbitration shall set forth in detail the nature of the dispute. The Notice of Arbitration shall also designate the arbitrator appointed by the Claimant and set forth a full Curriculum Vitae or resume showing that the arbitrator meets the qualifications set forth in
Section 9.4.2.

                           IX.6.3 Response. Within thirty (30) days after
receipt of the Notice of Arbitration, the Respondent shall send the Claimant a written Response including any counterclaims (the "Response"). The Response shall also designate the arbitrator appointed by the Respondent and set forth a full Curriculum Vitae or resume showing that the arbitrator meets the qualifications set forth in Section 9.4.2. If the Response sets forth a counterclaim, the Claimant may, within fifteen (15) days of the receipt of the Response, deliver to the Respondent and the arbitrators a Rejoinder (the "Rejoinder") answering such counterclaim.

                           IX.6.4 Discovery. Within sixty (60) days of the date
of the Response, each party shall submit to the other parties and to the arbitrators one (1) copy of all documents in the possession, custody or control of the party or its Affiliates, which are relevant to the dispute or controversy set forth in the Notice of Arbitration, Response or Rejoinder. Within forty-five
(45) days of the date of the Response, each party shall submit to the other parties a list of all witnesses intended to be called at the hearing. Each party shall use its commercially reasonable good faith efforts to make available for deposition within thirty (30) days after the delivery of the list of witnesses at each party's respective location of its operations, all of its agents, employees, and Affiliates who have direct knowledge of the dispute at such times and places that shall not unreasonably disrupt the business of the other parties. The chair of the Arbitration Panel shall determine all discovery disputes and may enforce a decision by imposing appropriate sanctions on the non-complying party.

                           IX.6.5 Record. A stenographic record of all
proceedings shall be made and oaths administered by a duly licensed and qualified court reporter. The court reporter shall prepare five (5) copies of the stenographic record of such proceeding and shall send one (1) copy to each of the arbitrators and to each of the parties within seven (7) days of the relevant proceeding under this Section.

                           IX.6.6 Attendance at Hearing. Each party may be
represented by an attorney at all hearings before the Arbitration Panel. The Arbitration Panel shall have the power to require the exclusion of any witness, other than a party or other essential person, during the testimony of any other witness. Unless the law provides to the contrary, the arbitration may proceed in the absence of any party or representative

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

who, after due notice, fails to be present or fails to obtain a postponement. An award shall not be made solely on the default of a party; the Arbitration Panel shall require the party who is present to submit such evidence as it may require for the making of an award.

                           IX.6.7 Postponement of Hearing. The Arbitration
Panel, for good cause shown, may postpone any hearing under any of the following conditions: (i) upon the request of a party, (ii) upon its own initiative, and
(iii) upon mutual agreement by the parties.

                           IX.6.8 Post-Hearing Filings. Any post-hearing briefs
shall be made by the parties to the Arbitration Panel and the other party within fourteen (14) business days following the hearing. Each party shall be afforded an opportunity to examine any post-hearing filings and to provide a response to the Arbitration Panel within seven (7) business days of the receipt of a post-hearing filing.

                           IX.6.9 Award Opinion. The Arbitration Panel shall
issue an opinion with respect to any dispute. The arbitrators shall issue a final decision within one (1) month from the final hearing on any dispute. The concurrence of two (2) arbitrators shall be sufficient for the entry of a final decision. Such opinion shall be written in the form of "Findings of Fact" and "Conclusions of Law," and shall include the reasons for a decision. A final decision shall be binding on both parties.

                           IX.6.10 Rehearing. The parties agree that a rehearing
shall only be allowed in the event that the chair of the Arbitration Panel is unable or unwilling to continue performance of the duties of an arbitrator.

                           IX.6.11 Confidentiality. All arbitration proceedings
hereunder shall be conducted on a confidential basis and shall be subject to the provisions of Article 7 (Nondisclosure and Confidentiality) herein. The parties and the arbitrators shall not disclose or otherwise make public any information revealed during the proceedings or any final decision which may result from the proceedings.

                           IX.6.12 Waiver. Any arbitration proceeding hereunder
must be instituted within two (2) years after the controversy or claim is discovered or reasonably should have been discovered. Failure to send a Notice of Arbitration within such two-year period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof.

                  IX.7 AUTHORITY OF ARBITRATORS.

                           IX.7.1 Awards. Except as otherwise specifically
provided herein, the arbitrators shall have the power to award money damages and equitable relief such as rescission, specific performance and injunctive relief.

                           IX.7.2 Modification of Article 10. The Arbitration
Panel shall not have the power to amend, change or alter any provision of this
Article 9 without the express written consent of each party hereto.

                  IX.8 AWARDS.

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                           IX.8.1 Judgment. Judgment upon the award rendered by
the arbitrators shall be enforceable in any court of competent jurisdiction. Each party agrees to submit to the personal jurisdiction of that court for purposes of the enforcement of any such award.

                           IX.8.2 Fees and Expenses. All fees of the arbitrators
and the court stenographer shall be paid by the party who does not prevail in the arbitration as determined by the arbitrators. In the event a settlement occurs before the issuance of a final decision, the parties shall unless otherwise agreed, each pay an equal portion of any fees of the arbitrators and the court stenographer and the cost of any transcripts. All other arbitration-related expenses shall be borne by the party incurring such expenses.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  X.1 NOTICES.

                           (a) Except as otherwise specifically provided herein,
any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered post, nationally recognized overnight courier or facsimile transmission to a party or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

If to Rugby or Watson: Watson Pharmaceuticals, Inc.
                                    311 Bonnie Circle
                                    Corona, California 91720
                                    Attn:   Dr. Allen Chao
                                    Fax:    909/270-1429

                  Copy to:          D'Ancona & Pflaum
                                    30 North LaSalle, Suite 2900
                                    Chicago, Illinois 60602
                                    Attn:   Michel J. Feldman, Esq.
                                    Fax:    312/589-0923

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                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                  If to HMRI:       Hoechst Marion Roussel, Inc.
                                    10236 Marion Park Drive
                                    Kansas City, Missouri 64134-0627, USA
                                    Attn:   General Counsel
                                    Fax:    816/966-3805

                  Copy to:          Hoechst Marion Roussel, Inc.
                                    2110 East Galbraith Road
                                    P.O. Box 156300
                                    Cincinnati, OH 45215-6800
                                    Attn:   Vice President of Site Operations -
                                            Cincinnati
                                    Fax:    513/948-4547

                  Copy to:          Shook, Hardy & Bacon L.L.P.
                                    1200 Main Street, Suite 3100
                                    Kansas City, Missouri 64105
                                    Attn:  Randall B. Sunberg, Esq.
                                    Fax:  816/421-5547

                           (b) Any such notice or other document shall be deemed
to have been received by the addressee three business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

                  X.2 ENTIRE AGREEMENT; AMENDMENT.

                           (a) This Agreement, together with the Exhibits
attached hereto, embodies and sets forth the entire agreement and understanding of the parties with respect to the subject matter herein and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in this Agreement. The terms of this Agreement shall supersede all previous oral or written agreements which may exist or have existed between the parties relating to the subject matter of this Agreement. Neither party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement. Any other terms and conditions (including without limitation any terms and conditions contained in any purchase order or sales invoice issued pursuant to this Agreement) are hereby expressly excluded.

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

                           (b) This Agreement shall not be amended, modified,
varied or supplemented except in writing signed by duly authorized representatives of the parties.

                  X.3 FORCE MAJEURE. If either party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure (as defined herein) and shall give written notice thereof to the other party specifying the matters constituting Force Majeure together with such evidence as such party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, the party shall be excused from the performance or the punctual performance of such






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
                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. The expression "Force Majeure" shall be deemed to include any cause substantially affecting the performance by either party of this Agreement arising from or attributable to acts, events, non-happenings, omissions or accidents beyond the reasonable control of the party whose performance is so affected.

                  X.4 ASSIGNMENT. Neither party shall be entitled to assign its rights and obligations hereunder without the prior written consent of the other; provided, however, either party shall be entitled, without the prior written consent of the other, to assign its rights and obligations hereunder to an Affiliate, but such assignment to an Affiliate shall not relieve the assigning party of its obligations hereunder. No permitted assignment hereunder shall be deemed effective until the assignee shall have executed and delivered an instrument in writing reasonably satisfactory in form and substance to the other party pursuant to which the assignee assumes all of the obligations of the assigning party hereunder. Any purported assignment of this Agreement in violation of this Section 10.4 shall be void. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein shall be deemed to include the names of its successors and assigns.

                  X.5 HEADINGS, INTERPRETATION. The headings used in this Agreement are for convenience only and are not a part of this Agreement nor affect the interpretation of any of its provisions.

                  X.6 ATTACHMENTS. All Exhibits referenced herein are hereby made a part of this Agreement.

                  X.7 INDEPENDENT PARTIES. This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the parties. Each party shall act hereunder as an independent contractor.

                  X.8 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York, excluding its conflict of laws principles.

                  X.9 NO WAIVER. Neither the failure nor delay on the part of either party to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof shall constitute a waiver of any such breach or of any such term or condition. The consent to, or the waiver of, any breach, or the failure to require on any single occasion the performance or timely performance of any term, covenant, or condition of this Agreement shall not be construed as authorizing any subsequent or additional breach and shall not prevent a subsequent enforcement of such term, covenant, or condition.

                  X.10 SEVERABILITY. In the event that any provision of this Agreement or the application thereof to any party or circumstance shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, then (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to the parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

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                  X.11 INTERPRETATION. The parties hereto acknowledge and agree that (i) each party and its representatives has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision,
(ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation of this Agreement.

                  X.12 COUNTERPARTS. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute a single agreement.

                  X.13 THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any non-party rights or remedies hereunder.

                  X.14 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and use all commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.


                  IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first above written.

                                       HOECHST MARION ROUSSEL, INC.


                                       By:
                                          -------------------------------------
                                                Name:
                                                Title:


                                       THE RUGBY GROUP, INC.


                                       By:
                                          -------------------------------------
                                                Name:
                                                Title:

                          CONFIDENTIAL TREATMENT - NOTED BY * AND STRIKE-THROUGH

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